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THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES               Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                      Three Months Ended
                                           March 31
                                      --------------------
                                        1995       1994
                                       ------     ------
EARNINGS:
Income before income taxes          $148,146      82,003
Add: fixed charges                    17,445      17,478
                                     -------     -------
   Income, as adjusted              $165,591      99,481
                                     =======     =======

FIXED CHARGES:
Interest costs                       $11,617       9,854
Rental expense (1)                     5,828       7,624
                                     -------     -------
   Total fixed charges               $17,445      17,478
                                     =======     =======

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Fixed charges                        $17,445      17,478
Preferred stock dividends              4,554       4,603
                                     -------     -------
    Total fixed charges and preferred
     stock dividends                 $21,999      22,081
                                     =======     =======

Ratio of earnings to fixed charges      9.49        5.69
                                     =======     =======

Ratio of earnings to combined fixed charges
 and preferred stock dividends          7.53        4.51
                                     =======     =======

(1) Interest portion deemed implicit in total rent expense.